Exhibit 99.1

News From

Buena, NJ 08310

Release Date: March 15, 2018

Contact:	Damian Finio Teligent, Inc. (856) 697-4379 www.teligent.com

TELIGENT, INC. ANNOUNCES FOURTH QUARTER AND YEAR END 2017 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•
Total revenues of $16.1 million in the fourth quarter of 2017, a decrease of 10% over the same quarter in 2016, and a 25% increase over the third quarter of 2017. Total revenue was driven primarily by $10.2 million of sales generated by our US generic topical and injectable pharmaceutical products, a decrease of 12% over the same quarter in 2016, and $4.5 million of international revenues, an increase of 47% over the same quarter in 2016

•	Gross margin of 36% for the fourth quarter of 2017, a decrease from the 51% reported in the same quarter in 2016

•	Operating loss was $4.9 million in the fourth quarter of 2017, compared to operating income of $0.3 million in the same quarter in 2016

•	Operating loss includes $5.9 million of research and development costs in the fourth quarter of 2017, compared to $4.6 million for the same period in 2016

•
As a result of the fluctuation in foreign exchange rates during the fourth quarter of 2017, we recorded a non-cash gain in the amount of $1.1 million related to the foreign currency translation of our intercompany loans to three of our wholly-owned subsidiaries; and other balances held in currencies other than local currency, compared to a non-cash loss in the amount of $2.2 million in the same quarter in 2016

Year End 2017 Highlights

•
Total revenue of $67.3 million for the year ended December 31, 2017, compared to $66.9 million for the same period in 2016 and exceeding revenues between $65.0 million and $67.0 million communicated in the Company's November 6, 2017 Third Quarter 2017 Results press release

•	Operating loss was $11.8 million for the year ended December 31, 2017, which includes $1.7 million of bad debt expense, compared to operating income of $2.5 million for the same period in 2016

•	Our operating results for the year ended December 31, 2017 include $19.3 million in research and development costs, compared to $17.1 million for the same period in 2016

•	Teligent filed two Abbreviated New Drug Applications (ANDAs) in the fourth quarter of 2017 with the U.S. Food and Drug Administration (FDA) for a total of four in 2017

•
The Company received approval for three ANDAs during the fourth quarter for the following products: 0.05%, Hydrocortisone Butyrate Lotion 0.1%, Erythromycin Topical Solution USP 2%, and Betamethasone Dipropionate Ointment USP (Augmented), 0.05%

•	For the year, we had 9 FDA approvals and 12 launches in the U.S. and 4 Health Canada approvals and 5 launches in Canada
Full Year 2018 Financial Guidance

For the year ending December 31, 2018, the Company expects total revenue in the range of $70-$78 million, EBITDA of $3-$6 million, gross margin in the range of 35-40%, and is planning to invest $13-$15 million in the R&D pipeline.
“In the fourth quarter, the Company rebounded from a challenging third quarter and posted increased revenues for both our US portfolio of topical and injectable pharmaceutical products and our growing business in Canada” said Jason Grenfell-Gardner, President and Chief Executive Officer.
Mr. Grenfell-Gardner continued, “We continue to make progress on the expansion of our manufacturing facility in New Jersey in furtherance of our long-term commitment to executing our TICO strategy. In expanding our specialty generic pharmaceutical product portfolio in the topical, injectable, complex, and ophthalmic markets we remain confident in the growth of the business as reflected in our 2018 guidance.”

“We received approval of 3 ANDAs in the US in the fourth quarter, and after the first quarter of 2018 approval of Betamethasone Dipropionate Lotion USP (Augmented) 0.05%, we now have 31 ANDAs on file with the US FDA. Based on IQVIA data as of January 2018, the current total addressable market of these pipeline ANDAs is estimated at approximately $2.0 billion; 90% of this total addressable market is for products filed in Generic Drug User Fee Amendments (GDUFA) Year 3 or later.” Mr. Grenfell-Gardner concluded.

Third Quarter 2017 Amended 10Q

In compliance with the U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 99 (“SAB 99”), the Company, in conjunction with our external auditors and Audit Committee during the normal course of our annual external audit procedures, noted three transactions that were not recorded on a timely basis, the net impact of which had a material impact on the financial results of the third quarter of 2017. As required by SAB 99, the Company filed an Amended Third Quarter Form 10Q to revise and restate the three and nine months ended September 30, 2017 financial performance on March 15, 2018.

The restatement of the Third Quarter Form 10Q decreases reported revenues $.8 million, increases reported selling, general and administrative expenses $1.8 million, and thus increases the Company’s reported net loss by approximately $2.6 million. These adjustments are included in the Year End 2017 Highlights above.

The Company will hold a conference call at 4:30 pm ET today, Thursday, March 15, 2018 to discuss the fourth quarter 2017 results.

The Company invites you to listen to the call by dialing 1-866-393-8366. International participants should call 1-409-350-3154. Participants should ask to be joined into the Teligent, Inc. call.

This call is being webcast and can be accessed in the Investor Relations Section of Teligent Inc.'s website at www.teligent.com.

About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA and Adjusted EBITDA which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income (loss), plus:

Depreciation expense

Amortization of intangibles

Loss on impairment

Interest expense, net

Non-cash interest expense

Provision for income taxes

Inventory step up and acquisition costs related to acquisitions

Foreign currency exchange gain/loss

Non-cash expenses, such as share-based compensation expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense.  Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Revenues:
Product sales, net	$16,021	$17,748	$66,999	$65,904
Research and development services and other income	80	187	252	977
Total revenues	16,101	17,935	67,251	66,881

Costs and Expenses:
Cost of revenues	10,238	8,773	39,879	32,194
Selling, general and administrative expenses	4,928	4,192	19,904	15,005
Product development and research expenses	5,878	4,644	19,265	17,140
Total costs and expenses	21,044	17,609	79,048	64,339
Operating (loss) income	(4,943)	326	(11,797)	2,542

Other Income (Expense):
Foreign currency exchange gain/(loss)	1,074	(2,231)	7,719	(936)
Interest and other expense, net	(2,467)	(3,307)	(11,198)	(13,304)
Loss before income tax expense	(6,336)	(5,212)	(15,276)	(11,698)

Income tax (benefit)/expense	(215)	219	(85)	287

Net loss	$(6,121)	$(5,431)	$(15,191)	$(11,985)

Basic and diluted loss per share	$(0.11)	$(0.11)	$(0.28)	$(0.23)

Weighted average shares of common stock outstanding:
Basic and diluted shares	53,393,952	53,103,217	53,323,954	53,078,158

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except shares and per share information)

	December 31,	December 31,
	2017	2016

ASSETS
Current assets:
Cash and cash equivalents	$26,692	$66,006
Accounts receivable, net	18,143	21,735
Inventories	16,075	12,708
Prepaid expenses and other receivables	3,622	2,847
Total current assets	64,532	103,296
Property, plant and equipment, net	68,355	26,215
Intangible assets, net	56,017	52,465
Goodwill	471	446
Other	611	804
Total assets	$189,986	$183,226

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,595	$4,614
Accrued expenses	13,502	10,349
Total current liabilities	24,097	14,963

Convertible 3.75% senior notes, net of debt discount and debt issuance costs (face of $143,750)	120,977	111,391
Deferred tax liability	159	205
Total liabilities	145,233	126,559

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized;
53,400,281 and 53,148,441 shares issued and outstanding
as of December 31, 2017 and December 31, 2016, respectively	554	551
Additional paid-in capital	106,312	102,624
Accumulated deficit	(60,094)	(44,903)
Accumulated other comprehensive loss, net of taxes	(2,019)	(1,605)
Total stockholders’ equity	44,753	56,667
Total liabilities and stockholders' equity	$189,986	$183,226

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2017 and 2016
(in thousands)

	2017	2016
Cash flows from operating activities:
Net loss	$(15,191)	$(11,985)
Non-cash expenses	13,830	18,073
Changes in operating assets and liabilities	1,761	(6,886)

Net cash provided by (used in) operating activities	400	(798)

Net cash used in investing activities	(40,429)	(20,076)

Net cash provided by (used in) financing activities	269	(10)

Effect of exchange rate on cash and cash equivalents	446	(301)
Net decrease in cash and cash equivalents	(39,760)	(20,884)
Cash and cash equivalents at beginning of period	66,006	87,191

Cash and cash equivalents at end of period	$26,692	$66,006

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Gross product sales	$41,379	$81,304	$215,883	$217,633

Reduction to gross product sales:
Chargebacks and billbacks	20,100	58,779	125,159	141,343
Sales discounts and other allowances	6,546	7,839	32,720	27,419
Total reduction to gross product sales	26,646	66,618	157,879	168,762

Product sales, net	14,733	14,686	58,004	48,871

Contract manufacturing product sales	1,288	3,062	8,995	17,033

Total product sales, net	$16,021	$17,748	$66,999	$65,904

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Net loss	$(6,121)	$(5,431)	$(15,191)	$(11,985)

Depreciation	447	267	1,711	946
Amortization of intangibles	787	687	2,930	2,833
Loss on impairment	—	—	113	—
Interest (income)/expense, net	(48)	1,096	1,612	4,876
Non-cash interest expense	2,515	2,211	9,586	8,428
(Benefit)/provision for income taxes	(215)	219	(85)	287
EBITDA	(2,635)	(951)	676	5,385

Inventory step-up, related to acquisition	—	—	—	530
Foreign currency exchange (gain)/loss	(1,074)	2,231	(7,719)	936
Non-cash stock-based compensation expense	868	744	3,295	2,999
Adjusted EBITDA	(2,841)	2,024	(3,748)	9,850

Product development and research expenses	5,878	4,644	19,265	17,140

Adjusted EBITDA, before Product development and research expenses	$3,037	$6,668	$15,517	$26,990

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET (LOSS) INCOME
(in thousands, except share and per share information)

	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016

Net loss	$(6,121)	$(5,431)	$(15,191)	$(11,985)

Non-cash interest expense	2,515	2,211	9,586	8,428
(Benefit)/provision for income taxes	(215)	219	(85)	287
Amortization of intangibles	787	687	2,930	2,833
Loss on impairment	—	—	113	—
Inventory step-up, related to acquisition	—	—	—	530
Foreign currency exchange (gain)/loss	(1,074)	2,231	(7,719)	936
Non-cash stock-based compensation expense	868	744	3,295	2,999
Adjusted net (loss) income	$(3,240)	$661	$(7,071)	$4,028

Non-GAAP adjusted net (loss) income per diluted share	$(0.06)	$0.01	$(0.13)	$0.08